News Release                                                         The Procter & Gamble Company
                                                                        One P&G Plaza
                                                                        Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G REPORTS EPS of $0.92, UP 16% BEHIND 8% SALES GROWTH
Raises Fiscal Year EPS Outlook for One-time Tax Benefit

CINCINNATI, Oct. 30, 2007 - The Procter & Gamble Company (NYSE: PG) announced net sales growth of eight percent to $20.2 billion for the quarter. Every reportable segment delivered mid-single digit or higher sales growth. Organic sales were up five percent for the quarter, in-line with the company’s four to six percent target growth range. The Fabric & Home Care, Baby & Family Care and Grooming segments led the growth behind continued strong results on product initiatives across the globe.

Earnings per share were up 16 percent to $0.92 per share, including a one-time tax benefit which increased EPS by $0.02 per share. The company’s EPS growth, excluding the one-time benefit, was 14 percent. Earnings per share grew primarily behind strong sales growth and a 30-basis point improvement in operating margin. The company raised its fiscal year EPS outlook by $0.02 to reflect the one-time tax benefit.

“The fiscal year is off to a good start,” said A.G. Lafley, Chairman of the Board and Chief Executive Officer. “P&G continues to deliver broad-based top and bottom-line growth across its portfolio of businesses and geographies. This momentum, along with a robust initiative pipeline for the year, gives us confidence that P&G will deliver another strong year of growth.”

Executive Summary

•	Net sales increased eight percent to $20.2 billion behind five percent volume growth. Growth was broad-based with 15 of the company’s top 16 countries delivering year-on-year volume growth.
•
Organic sales and volume increased five percent with each geographic region and every reportable segment delivering year-on-year organic growth. This marked the 21st consecutive quarter in which the company delivered at or above target organic sales growth.

•
Net earnings grew 14 percent to $3.1 billion behind solid sales growth and profit margin improvement. Earnings per share increased 16 percent to $0.92 for the quarter, including a one-time tax benefit of $0.02 per share. EPS increased 14 percent excluding the impact of the one-time tax benefit.

Key Financial Highlights

Net sales for the quarter increased eight percent to $20.2 billion behind five percent volume growth and a three percent favorable foreign exchange impact. Each segment delivered year-on-year sales growth of six percent or higher behind continued success on product initiatives. A number of the company’s key brands, including Charmin, Dolce & Gabbana, Downy, Febreze, Gillette Fusion, Head & Shoulders, Hugo Boss, Pampers, Pringles and Tide delivered double-digit sales growth. Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, increased five percent during the quarter.

Diluted net earnings per share increased 16 percent to $0.92, including a two percent one-time tax benefit related to a change in the German statutory tax rate. Net earnings increased 14 percent to $3.1 billion behind higher operating profit. Operating profit was up nine percent driven by sales growth and a 30-basis point margin improvement.

Gross margin was up 10-basis points to 52.9% of net sales during the quarter. Higher commodity costs had a negative impact of approximately 80-basis points. These were more than offset by volume leverage, cost savings projects and pricing.

Selling, general and administrative expenses (SG&A) were 31.0% of net sales, 20-basis points lower than the prior year period. Overhead spending as a percent of net sales was down due to overhead cost controls, Gillette synergies and volume scale leverage. This more than offset higher marketing spending as a percent of net sales to support key brands across the globe.

Operating cash flow was $3.2 billion, an increase of nine percent versus the base period. Working capital used $220 million more cash versus the base period, primarily due to business growth. Free cash flow as a percentage of net earnings was 87%, roughly in-line with the year-ago level. Capital expenditures were 2.7% of net sales during the quarter.

The company repurchased $2.6 billion of P&G stock during the quarter as part of the company's previously announced share repurchase program. The company began purchasing shares under this program in July 2007.

Business Segment Discussion

The following provides perspective on the company’s July - September quarter results by business segment.

Beauty GBU
•
Beauty net sales increased six percent during the quarter to $4.6 billion. Sales were up behind three percent organic volume growth and a positive one percent product mix impact from disproportionate growth on Prestige Fragrances. Favorable foreign exchange had a three percent impact on net sales. Prestige Fragrances delivered double-digit sales growth behind strong results on Dolce & Gabbana, Hugo Boss and Lacoste. Hair Care sales were up mid-single digits driven by double-digit developing region growth behind Pantene and Head & Shoulders. In Skin Care, Olay sales were up mid-single digits on top of a very strong base period in North America that included the launch of Olay Definity. Olay facial moisturizers market share in the U.S. increased more than one point versus the year-ago period. Growth on Olay was partially offset by lower SK-II sales due to the business disruption in Asia that started in September 2006, leading to modest overall sales growth in Skin Care. The SK-II disruptions in Asia had a negative impact of roughly one percent on Beauty sales. Net earnings in Beauty increased nine percent to $689 million. Sales growth and lower overheads as a percent of sales more than offset higher marketing spending and increased commodity costs.

•
Grooming net sales increased nine percent to $2.0 billion during the quarter. Sales were up behind five percent volume growth and four points of favorable foreign exchange. A positive one percent pricing impact was offset by a negative one percent mix impact from strong developing market growth. Organic sales increased six percent for the quarter. Blades and Razors volume increased high-single digits behind double-digit growth in developing regions. Global Blades and Razors market share increased to about 71 percent behind strong growth on Fusion and Venus. Fusion delivered double-digit volume growth across every geographic region where it has launched. Fusion market share increased four points in the U.S. versus the year-ago period and Venus market share increased two points in the U.S. behind the Venus Breeze initiative. Braun volume was down for the quarter due to softness on home appliances resulting from shipment constraints in Western Europe and a de-emphasis on the home appliances business in the U.S. Net earnings in Grooming were up 17 percent for the quarter to $451 million behind strong sales growth and profit margin expansion.

Health & Well-Being GBU
•
Health Care net sales increased seven percent during the quarter to $3.6 billion behind a four percent increase in volume. Pricing added one percent to net sales but was offset by a negative one percent mix impact from disproportionate growth in developing regions. Foreign exchange contributed three percent to net sales. Oral Care sales were up high-single digits over a strong base period that included the launch of Crest Pro Health paste in North America. Feminine Care sales also increased high-single digits behind double-digit growth in developing regions. In Pharmaceuticals and Personal Health, sales were up mid-single digits behind the addition of the Swiss Precision Diagnostics joint venture and positive pricing and mix in pharmaceuticals. Net earnings in Health Care were up nine percent to $648 million primarily behind volume growth, pricing and lower product cost.

•
Snacks, Coffee and Pet Care net sales increased six percent to $1.1 billion during the quarter. Volume increased two percent while product mix and foreign exchange each had a positive two percent impact. Snacks volume was up double-digits behind the launch of Rice Infusion in Western Europe. Coffee volume increased mid-single digits behind the launch of Folgers Black Silk, Folgers House Blend and Dunkin’ Donuts coffee. In Pet Care, volume was down primarily due to continued negative impacts from the voluntary wet pet food recall last fiscal year. Net earnings in Snacks, Coffee and Pet Care increased 30 percent to $113 million as a result of sales growth, reduced overhead and marketing costs and an insurance recovery related to Hurricane Katrina.

Household Care GBU
•
Fabric Care and Home Care net sales increased 10 percent to $5.9 billion. Volume was up eight percent and favorable foreign exchange added three percent to sales growth. This was partially offset by a negative one percent mix impact resulting primarily from disproportionate growth in developing regions. Fabric Care volume increased high-single digits behind the initial wave of the liquid laundry detergent compaction launch in North America and the launch of Tide Pure Essentials. Home Care volume was up double-digits for the quarter behind the Dawn restage in North America, the launch of Febreze candles and continued expansion of auto-dishwashing products in Western Europe. Batteries volume was up mid-single digits behind double-digit growth in developing regions. Net earnings in Fabric Care and Home Care increased 10 percent to $916 million. Sales growth and overhead cost leverage more than offset higher marketing spending as a percent of sales behind major initiatives and commodity cost increases.

•
Baby Care and Family Care net sales increased 10 percent to $3.4 billion behind eight percent volume growth and a three percent favorable foreign exchange impact, partially offset by a negative one percent mix impact. Volume growth was balanced across the segment with high-single digit growth in both Baby Care and Family Care. Baby Care volume in developed regions was up mid-single digits behind continued success on Pampers Baby Stages of Development and on the Baby-Dry Caterpillar-Flex initiative. In developing regions, Baby Care volume was up double-digits behind continued success on Pampers. Family Care volume was up behind the Charmin product restage and continued success on the Basic product tier. Net earnings in Baby Care and Family Care were up 12 percent to $430 million behind sales growth and overhead-driven margin expansion.

Fiscal Year and October - December Quarter Guidance

For the 2008 fiscal year, the company expects organic sales to grow by four to six percent, in line with its long term target range. The combination of pricing and product mix is expected to have a neutral to positive one percent impact on sales growth. Foreign exchange is expected to have a positive impact of about three percent. The net impact of acquisitions and divestitures is estimated to have a negative one percent impact on sales growth. Total sales are expected to increase six to eight percent. This is an increase of one percent versus the company’s previous guidance range due to the increased foreign exchange outlook.

The company also raised its earnings per share outlook by $0.02 for the fiscal year to reflect a one-time tax benefit. The company now expects earnings per share to be in the range of $3.46 to $3.49, up 14 to 15 percent versus the prior year. Operating margins are expected to improve by 50 to 100-basis points driven by lower overhead costs as a percent of sales and modest gross margin improvement. The tax rate for fiscal year 2008 is expected to be at or slightly below 29% excluding the 50-basis point benefit of the one-time tax gain.

For the October - December quarter, organic sales are expected to grow four to six percent. The combination of pricing and product mix is expected to be about neutral to sales growth. Foreign exchange is expected to have a positive impact of three to four percent. The net impact of acquisitions and divestitures is estimated to have a negative one to two percent impact on sales growth. Total sales are expected to increase six to eight percent.

The company expects earnings per share to be in the range of $0.95 to $0.97 for the quarter. Operating margins are expected to improve modestly as overhead cost improvements will largely be offset by lower gross margins. Gross margins are expected to be temporarily lower due to higher commodity and energy costs and the investments needed behind the North America laundry compaction initiative. P&G expects gross margins to recover in the second half of the fiscal year due to pricing, the benefits of the North America laundry compaction initiative and increased cost savings from restructuring projects. The tax rate for the quarter is expected to be at or slightly above 28% due to the anticipated timing of tax settlements.

Forward Looking Statements

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company’s merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and intellectual property matters as well as those related to the integration of Gillette and its subsidiaries), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q, and 8-K reports.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®. The P&G community consists of 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
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The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

EPS Growth Excluding One-time Tax Benefit. The company incurred a favorable tax benefit that was one-time in nature and not related to any underlying operating business decision. The company believes that reporting EPS growth excluding this one-time item is beneficial to investors as it provides additional clarity and transparency into the true underlying business performance of the company.

The following provides a reconciliation of Diluted EPS to EPS Growth Excluding the One-time Tax Benefit for the July - September 2007 quarter:

Diluted EPS	Less: One-time Tax Benefit	EPS Excl. One-time Tax Benefit	July - Sept 06 Diluted EPS	EPS Growth Excl. One-time Tax Benefit
$0.92	$(0.02)	$0.90	$0.79	+14%

Organic Sales Growth. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. The company believes this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis. Organic sales is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The reconciliation of reported sales growth to organic sales in the July - September 2007 quarter:
Total P&G
Net Sales Growth	8%
Less: Foreign Exchange Impact	-3%
Less: Acquisition/Divestiture Impact	0%
Organic Sales Growth	5%

Free Cash Flow. Free cash flow is defined as operating cash flow less capital spending. Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The company’s long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The reconciliation of free cash flow and free cash flow productivity is provided below ($ millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Free Cash Flow Productivity
Jul - Sept ’07	$3,230	$(540)	$2,690	$3,079	87%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Three Months Ended September 30
	2007	2006

BEGINNING CASH	5,354	6,693

OPERATING ACTIVITIES
NET EARNINGS	3,079	2,698
DEPRECIATION AND AMORTIZATION	752	784
SHARE BASED COMPENSATION EXPENSE	106	158
DEFERRED INCOME TAXES	213	156
CHANGES IN:
ACCOUNTS RECEIVABLE	(595)	(909)
INVENTORIES	(665)	(506)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	26	474
OTHER OPERATING ASSETS & LIABILITIES	196	102
OTHER	118	(4)

TOTAL OPERATING ACTIVITIES	3,230	2,953

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(540)	(570)
PROCEEDS FROM ASSET SALES	274	101
ACQUISITIONS, NET OF CASH ACQUIRED	12	(72)
CHANGE IN INVESTMENT SECURITIES	(165)	93

TOTAL INVESTMENT ACTIVITIES	(419)	(448)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(1,138)	(1,023)
CHANGE IN SHORT-TERM DEBT	1,295	(6)
ADDITIONS TO LONG TERM DEBT	2,012	7
REDUCTION OF LONG TERM DEBT	(3,692)	(551)
IMPACT OF STOCK OPTIONS AND OTHER	477	418
TREASURY PURCHASES	(2,598)	(1,355)

TOTAL FINANCING ACTIVITIES	(3,644)	(2,510)

EXCHANGE EFFECT ON CASH	105	30

CHANGE IN CASH AND CASH EQUIVALENTS	(728)	25

ENDING CASH	4,626	6,718

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	September 30, 2007	June 30, 2007

CASH AND CASH EQUIVALENTS	$ 4,626	$ 5,354
INVESTMENTS SECURITIES	371	202
ACCOUNTS RECEIVABLE	7,432	6,629
TOTAL INVENTORIES	7,668	6,819
OTHER	5,085	5,027
TOTAL CURRENT ASSETS	25,182	24,031

NET PROPERTY, PLANT AND EQUIPMENT	19,812	19,540
NET GOODWILL AND OTHER INTANGIBLE ASSETS	91,568	90,178
OTHER NON-CURRENT ASSETS	5,141	4,265

TOTAL ASSETS	$ 141,703	$ 138,014

ACCOUNTS PAYABLE	$ 5,230	$ 5,710
ACCRUED AND OTHER LIABILITIES	10,419	9,586
TAXES PAYABLE	1,627	3,382
DEBT DUE WITHIN ONE YEAR	13,598	12,039
TOTAL CURRENT LIABILITIES	30,874	30,717

LONG-TERM DEBT	22,172	23,375
OTHER	21,098	17,162
TOTAL LIABILITIES	74,144	71,254

TOTAL SHAREHOLDERS' EQUITY	67,559	66,760

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 141,703	$ 138,014

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended September 30, 2007
		% Change	Earnings	% Change		% Change
		Versus	Before	Versus	Net	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Earnings	Year Ago

BEAUTY	$ 4,599	6%	$ 884	6%	$ 689	9%
GROOMING	2,015	9%	614	17%	451	17%
BEAUTY GBU	6,614	7%	1,498	10%	1,140	12%

HEALTH CARE	3,559	7%	980	12%	648	9%
SNACKS, COFFEE AND PET CARE	1,123	6%	184	28%	113	30%
HEALTH AND WELL-BEING GBU	4,682	6%	1,164	14%	761	12%

FABRIC CARE AND HOME CARE	5,904	10%	1,356	11%	916	10%
BABY CARE AND FAMILY CARE	3,420	10%	678	13%	430	12%
HOUSEHOLD CARE GBU	9,324	10%	2,034	11%	1,346	11%

TOTAL BUSINESS SEGMENT	20,620	8%	4,696	12%	3,247	11%
CORPORATE	(421)	N/A	(444)	N/A	(168)	N/A
TOTAL COMPANY	20,199	8%	4,252	10%	3,079	14%

JULY-SEPTEMBER NET SALES INFORMATION
(Percent Change vs. Year Ago) *

	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Net Sales
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Growth
BEAUTY GBU
BEAUTY	2%	3%	3%	0%	1%	6%
GROOMING	5%	5%	4%	1%	-1%	9%

HEALTH AND WELL-BEING GBU
HEALTH CARE	4%	3%	3%	1%	-1%	7%
SNACKS, COFFEE AND PET CARE	2%	2%	2%	0%	2%	6%

HOUSEHOLD CARE GBU
FABRIC CARE AND HOME CARE	8%	8%	3%	0%	-1%	10%
BABY CARE AND FAMILY CARE	8%	8%	3%	0%	-1%	10%

TOTAL COMPANY	5%	5%	3%	0%	0%	8%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.

Note: The segment results above and within the accompanying press release reflect the company's new reporting structure as described in the company's Form 8-K filed on September 25, 2007.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	JAS QUARTER

	JAS 07	JAS 06	% CHG
NET SALES	$ 20,199	$ 18,785	8%
COST OF PRODUCTS SOLD	9,519	8,865	7%
GROSS MARGIN	10,680	9,920	8%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	6,262	5,866	7%
OPERATING INCOME	4,418	4,054	9%
TOTAL INTEREST EXPENSE	359	358
OTHER NON-OPERATING INCOME, NET	193	180
EARNINGS BEFORE INCOME TAXES	4,252	3,876	10%
INCOME TAXES	1,173	1,178

NET EARNINGS	3,079	2,698	14%

EFFECTIVE TAX RATE	27.6%	30.4%

PER COMMON SHARE:
BASIC NET EARNINGS	$ 0.97	$ 0.84	15%
DILUTED NET EARNINGS	$ 0.92	$ 0.79	16%
DIVIDENDS	$ 0.35	$ 0.31	13%
AVERAGE DILUTED SHARES OUTSTANDING	3,354.2	3,413.3

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
COST OF PRODUCTS SOLD	47.1%	47.2%	(10)
GROSS MARGIN	52.9%	52.8%	10
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	31.0%	31.2%	(20)
OPERATING MARGIN	21.9%	21.6%	30
EARNINGS BEFORE INCOME TAXES	21.1%	20.6%	50
NET EARNINGS	15.2%	14.4%	80